Exhibit 4.6

KBS STRATEGIC OPPORTUNITY REIT II, INC.
MULTIPLE CLASS PLAN
Effective as of February 16, 2016

I.    Introduction

As permitted by Section 5.4 of KBS Strategic Opportunity REIT II, Inc.’s (the “Corporation”) Second Articles of Amendment and Restatement (“Charter”) and required by the Articles Supplementary designating the Class A Common Stock of the Corporation (the “Class A Articles”) and the Articles Supplementary designating the Class T Common Stock of the Corporation (the “Class T Articles” and together with the Class A Articles, the “Articles”), effective as of the date set forth above, the Corporation’s board of directors (the “Board”) adopts this Multiple Class Plan (the “Plan”) to establish certain features of the Class A Common Stock and the Class T Common Stock. Each capitalized term in this Plan not otherwise defined herein has the same meaning as that set forth in the Charter or the Articles, as appropriate.

In addition to the terms of the Common Stock described in the Charter and the Class A Common Stock and the Class T Common Stock described in the Articles, the Class A Common Stock and the Class T Common Stock shall have the features described below.

II.    Class-Specific Expenses

    A.    Class T Common Stock Servicing Fee. Subject to the terms and conditions contained herein and in the dealer manager agreement between the Corporation and KBS Capital Markets Group LLC (the “Dealer Manager”), the Corporation will pay the Dealer Manager of an Offering a Class T Common Stock servicing fee (as described herein, the “Servicing Fee”) solely to the extent there is a broker dealer of record with respect to such share of Class T Common Stock that has entered a currently effective selected dealer agreement or servicing agreement that provides for the payment to such broker dealer of the Servicing Fee with respect to such share of Class T Common Stock, and such broker dealer of record is in compliance with the applicable terms of such selected dealer agreement or servicing agreement related to such payment. To the extent payable, the Servicing Fee is an annual fee of 1% of the purchase price per share (ignoring any discounts that may be available to certain categories of purchasers) of Class T Common Stock sold in a primary Offering of the Corporation. The Servicing Fee accrues daily upon issuance of a share of Class T Common Share and is paid monthly in arrears. No Servicing Fee is payable with respect to shares of Class T Common Stock issued pursuant to the Corporation’s dividend reinvestment plan or issued as a stock dividend.

Notwithstanding the foregoing, the Servicing Fee will cease to accrue with respect to a share of Class T Common Stock upon the occurrence of the following events: (i) the date at which aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the primary Offering in which the share of Class T Common Stock was sold, as calculated by the Corporation with the assistance of the Dealer Manager after the termination of the primary Offering in which the share of Class T Common Stock was sold, (ii) with respect to a particular share of Class T Common Stock, the fourth anniversary of the issuance of the share, (iii) a listing of the Corporation’s Common Stock on a national securities exchange, (iv) a merger or other extraordinary transaction of the Corporation, and (v) the date the share of Class T Common Stock associated with the Servicing Fee is no longer outstanding, such as upon its redemption or the Corporation’s dissolution. Underwriting compensation includes selling commissions, dealer manager fees, and servicing fees being paid in connection with an Offering as well as other items of value paid in connection with an Offering that are viewed by FINRA as underwriting compensation.

     B.    Expense Allocation. The officers of the Corporation, or a person duly appointed by the officers of the Corporation, will track all expenses of the Corporation and may allocate expenses to a specific class of Common Stock if (i) an expense is actually incurred in a different amount by such class of Common Stock or (ii) such class of Common Stock receives services of a different kind or to a different degree than the other classes of Common Stock (the expenses described in clauses (i) and (ii) shall hereinafter be referred to as “Class-Specific Expenses”). The Servicing Fee is a Class-Specific Expense of the Class T Common Stock that will be allocated solely to the shares of Class T Common Stock. Notwithstanding anything contained herein to the contrary, no expense provided for herein shall be treated as a Class-Specific Expense if the officers of the Corporation, or a person duly appointed by the officers of the Corporation, determines after consultation with the Corporation’s tax advisors that such treatment as a Class-Specific Expense could jeopardize the Corporation’s ability to qualify as a REIT. Expenses shall be allocated to each class of Common Stock at the same time as all other classes of Common Stock.

III.    Amendments

The Plan may not be materially amended unless approved by a majority of the entire Board, including a majority of the Independent Directors.